Exhibit 99.1

   DRI Corporation Notes Continued Growth in U.S. Transit Ridership


    -- Approximately 2.53 Billion Transit Trips Taken in U.S. During Third Quarter 2007

    --  Improving Business Trends


    DALLAS--(BUSINESS WIRE)--Dec. 13, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to the American Public Transportation Association's (APTA) recent ridership report, Americans took 2.53 billion trips on public transportation during third quarter 2007, up nearly 50 million trips over the same period a year ago.

    "We view ridership, such as that reported by APTA in our U.S. served market, to be one of several indicators of potential future market trends for our products - an indicator that is pointing in the right direction. As U.S. mass transit ridership increases, we believe that we are positioned to help original equipment manufacturers and transit authorities meet passenger expectations and demands. Transit ridership increases are good for the environment, energy conservation, and this Company," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    "Increased ridership potentially brings an increased demand for transportation-related equipment in DRI Corporation's domestic market, which represents roughly half of our revenue. Our products help transit authorities work toward lowering carbon emissions and improving the environment, offer greater mobility services to riders, and enhance the safety and security of their passengers and fleets. We are excited to see these continued increases in U.S. transit ridership, and believe that it feeds into DRI's overall growth plans," Mr. Turney said.

    ABOUT APTA

    APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA's beliefs and predictions about the public transit industry and any implied trends or patterns regarding increased transit ridership, management's beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth, management's beliefs that the Company's products help the environment, as well as any statement, express or implied, concerning future events or expectations or those which use words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., are forward-looking statements. These forward looking statements are subject to risks and uncertainties, including risks and uncertainties that APTA's beliefs and predictions about the public transit industry are incorrect, the risk that the data may not indicate trends or patterns regarding increased transit ridership, or risks that management's beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth or that the Company's products help the environment may not be accurate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: DRI Corporation Contact:
             Veronica B. Marks
             Manager, Corporate Communications
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com
             or
             Christensen-cQuest Contact:
             Collum Hunter
             Associate
             Phone: (480) 614-3036
             Fax: (480) 614-3033
             E-Mail: chunter@ChristensenIR.com